Exhibit 99.1

Guaranty Bancshares, Inc. Announces
Second Quarter and Year-to-date Earnings

MOUNT PLEASANT, TEXAS – July 30, 2003 – Guaranty Bancshares, Inc. (Nasdaq: GNTY) a community–oriented bank holding company in Northeast Texas with assets of $530.4 million, reported second quarter and year-to-date earnings today. Net income for the second quarter of 2003 was $785,000 ($0.27 per share) compared to $1.1 million ($0.36 per share) for the second quarter 2002, a 28% decrease. Return on average assets and return on average stockholders’ equity for the second quarter of 2003 were 0.59% and 8.84%, respectively, compared to 0.90% and 13.10%, respectively, for the same period last year. The decrease in the two comparative quarters is mainly attributable to a smaller gain on sale of securities in 2003 from 2002 by $250,000, and an increase in noninterest expense of $543,000 partially offset by a lower provision for loan losses in 2003 over 2002 of $300,000 and an increase in recurring noninterest income of $75,000. The Company also experienced a decreasing net-interest margin from 3.72% in 2002 to 3.53% in 2003.

Art Scharlach, Jr., President and CEO of the Company stated, “The current low interest rate environment creates a tighter net interest margin. It also has significantly increased the prepayment of our mortgage-backed securities and loans. Guaranty Bond Bank’s philosophy in this rate environment is to not incur significant interest rate extension risk and, in doing so, will reduce short-term profits. The company is well-positioned to weather this cycle and benefit from rising rates when they occur.”

Net income for the six-month period ending June 30, 2003 totaled $1.8 million ($0.62 per share) compared to $2.1 million ($0.69 per share) for the prior year period, a 12% decrease. Return on average assets and return on average stockholders’ equity for the six months ended June 30, 2003 were 0.70% and 10.40%, respectively, compared to 0.88% and 12.66%, respectively, for the same period last year.

At June 30, 2003, assets grew to $530.4 million, an increase of $38.9 million, or 7.9%, from $491.5 million one year ago. Loans grew $14.0 million, or 4.0%, to $362.0 million from one year ago while net charge-offs to average loans decreased from 0.11% to 0.03% for the comparable quarters and nonperforming assets to total loans decreased from 1.86% to 1.33% during the same time period.

Securities increased $20.9 million, or 22.1%, during the same time period while total deposits increased to $429.3 million at June 30, 2003 compared to $402.8 million one year ago, an increase of $26.5 million, or 6.6%.

Stockholders’ equity increased 5.2% from $33.7 million at June 30, 2002 to $35.5 million at June 30, 2003, resulting in book value per share increasing 8.0% from $11.26 to $12.16. The Company’s leverage ratio increased from 7.92% at June 30, 2002 to 8.01% at June 30, 2003.

“Our Company goal is to capitalize on the tremendous synergies of our staff in terms of community banking philosophy, customer-focused culture and continued excellent assets quality. In accomplishing this, we will be able to improve our operating efficiencies and enhance the value of our franchise,” stated Ty Abston, President of Guaranty Bond Bank – Mt. Pleasant.

Guaranty Bancshares, Inc. is a bank holding company headquartered in Mount Pleasant, Texas. The Company derives substantially all of its revenue and income from the operation of its bank subsidiary, Guaranty Bond Bank, one of the oldest and largest community banks in Northeast Texas. The Company currently serves seven Northeast Texas counties with ten locations and Pecos County in West Texas with one location in Fort Stockton. The Company creates financial relationships featuring a full array of financial services, from traditional banking products to investments. Guaranty Bancshares stock (GNTY) is listed on the Nasdaq Stock Exchange. To learn more about Guaranty Bancshares, Inc., please visit our investor relations website at www.gnty.com. Our investor relations site provides a detailed overview of our investor and stock information and our prior year highlights.

The following appears in accordance with the Private Securities Litigation Reform Act of 1995:

The information in this press release includes certain forward-looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements as to the further performance of the Company. Although the Company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful performance of internal plans, impact of competitive services, interest rates and general economic risks and uncertainties.

Other Information

For more information about Guaranty Bancshares, Inc., please access the Company’s web site at http://www.gnty.com.

For further information contact:

Arthur B. Scharlach, Jr., President                      903/ 572-9881

or

Clifton A. Payne, Senior Vice President             903/ 572-9881

GUARANTY BANCSHARES, INC.
SUMMARY CONSOLIDATED FINANCIAL DATA

	Quarter Ended		Six Months Ended

	June 30,		June 30,

	2003	2002	2003	2002

	(Dollars in thousands, except per share data)
Income Statement Data:
Net interest income	$4,230	$4,095	$8,443	$8,035
Provision for loan losses	150	450	525	700
Net interest income after provision for loan losses	4,080	3,645	7,918	7,335
Noninterest income	1,300	1,475	2,686	2,509
Noninterest expense	4,117	3,574	8,069	7,064
Earnings before taxes	1,263	1,546	2,535	2,780
Provision for income tax expense	478	453	715	705
Net earnings	785	1,093	1,820	2,075
Preferred stock dividend	—	—	—	—
Net earnings available to common shareholders	$785	$1,093	$1,820	$2,075

Common Share Data:
Net earnings (basic) (1)	$0.27	$0.36	$0.62	$0.69
Net earnings (diluted) (1)	0.27	0.36	0.62	0.69
Book value	12.16	11.26	12.16	11.26
Tangible book value	11.36	10.48	11.36	10.48
Cash dividends	0.1700	0.1500	0.1700	0.1500
Dividend payout ratio	63.28%	41.12%	27.29%	21.66%
Weighted average shares outstanding (in thousands)	2,920	2,995	2,921	3,000
Period end shares outstanding (in thousands)	2,920	2,996	2,920	2,996

Balance Sheet Data:
Total assets	$530,394	$491,546	$530,394	$491,546
Securities	115,611	94,707	115,611	94,707
Loans	362,008	347,963	362,008	347,963
Allowance for loan losses	3,830	3,576	3,830	3,576
Total deposits	429,274	402,767	429,274	402,767
Total common shareholders’ equity	35,510	33,746	35,510	33,746

Average Balance Sheet Data:
Total assets	$531,454	$484,696	$526,119	$474,605
Securities	114,136	90,320	111,514	84,918
Loans	361,299	337,799	361,402	334,330
Allowance for loan losses	3,798	3,373	3,732	3,364
Total deposits	430,207	400,000	427,121	393,443
Total common shareholders’ equity	35,636	33,477	35,282	33,058

Performance Ratios:
Return on average assets	0.59%	0.90%	0.70%	0.88%
Return on average common equity	8.84%	13.10%	10.40%	12.66%
Net interest margin	3.53%	3.72%	3.56%	3.75%
Efficiency ratio (2)	76.82%	68.04%	73.64%	69.07%

GUARANTY BANCSHARES, INC.
SUMMARY CONSOLIDATED FINANCIAL DATA

	Quarter Ended		Six Months Ended

	June 30,		June 30,

	2003	2002	2003	2002

Asset Quality Ratios (3) :
Nonperforming assets to total loans and other real estate	1.33%	1.86%	1.33%	1.86%
Net loan charge-offs to average loans	0.03%	0.11%	0.11%	0.14%
Allowance for loan losses to total loans	1.06%	1.03%	1.06%	1.03%
Allowance for loan losses to nonperforming loans (4)	116.77%	77.69%	116.77%	77.69%

Capital Ratios:
Leverage ratio	8.01%	7.92%	8.01%	7.92%
Average shareholders’ equity to average total assets	6.71%	6.91%	6.71%	6.97%
Tier 1 risk-based capital ratio	11.63%	11.41%	11.63%	11.41%
Total risk-based capital ratio	10.57%	12.47%	10.57%	12.47%

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(1)	Net earnings per share is based upon the weighted average number of common shares outstanding during the period.
(2)	Calculated by dividing total noninterest expenses by net interest income plus noninterest income, excluding securities losses or gains.
(3)	At period end, except net loan charge-offs to average loans.
(4)	Nonperforming loans consist of nonaccrual loans, loans contractually past due 90 days or more and restructured loans.